Exhibit 10.43

Equity Acquisition Agreement

This Agreement is signed by below parties on December 22, 2020 in Xi’an.

Party A：Shanghai TCH Energy Technology Co., Ltd. (“Party A”)

Legal Representative: Geyun Wang

Address: No. 88 Century Avenue, Pudong New District, Shanghai

Party B1：Zheng Feng.

ID No: 610123197110124035

Party B2：Yinhua Zhang

ID No: 612103197602040547

Party B3：Weidong Xu

ID No: 612601196510270329

Party B1, Party B2 and Party B3 are collectively referred to as "Party B" in this Agreement.

Party C：Xi’an Taiying Energy Saving Technology Co., Ltd.

Legal Representative: Zheng Feng

Address: Floor 3, Building 10, West Cloud Valley, Fengxi New City, Xi Xian New

District, Shaanxi Province

Whereas:

(1) Party A is a legally established and validly existing domestic limited liability company. Party A is a wholly-owned subsidiary of China Recycling Energy Corporation, a Nasdaq listed company (trading symbol: CREG). Party A has the authority to sign this agreement and perform its obligations hereunder.

(2) Party B consists of three individual shareholders of the target company. As of the date of the agreement, Party B1, B2 and B3 hold the 42%、40%、18% equity ownership of Xi’an Taiying Energy Saving Technology Co., Ltd. (the “target company”). Party B has the authority to sign this agreement and perform its obligations hereunder.

(3) Party C is the target company, Xi’an Taiing Energy Saving Technology Co., Ltd. Established in December 2017 with RMB 20 million of registered capital, Party C is a legally established and validly existing domestic limited liability company. Party C has the authority to sign this agreement and perform its obligations hereunder.

(4) Party A shall acquire 100% equity ownership of the target company from Party B to become the wholly owned controlling shareholder of Xi’an Yineng Zhihui Technology Co., Ltd.

According to the “Company Law of the People's Republic of China”, the “Contract Law of the People's Republic of China”, the “Regulations of Administration Measures for Material Assets Reorganization of Non-listed Public Company”, after friendly negotiation, the parties reached the following agreement to confirm each party’s rights and obligations:

1. Definition

Unless otherwise provided in this Agreement, the following words and expressions shall have the following definite meanings:

the Agreement	Refers	The 《Equity Acquisition Agreement》, including the appendix and supplemental agreement (if any)
Transferred Asset	Refers	100% equity ownership of Xi’an Taiying Energy Saving Technology Co., Ltd. owned by Party B
Target Company	Refers	Xi’an Taiying Energy Saving Technology Co., Ltd.
the Issuance	Refers	The issuance of new shares by CREG for the acquisition of Transferred Asset by Party A
Completion Date of Share Issuance	Refers	The completion date for the payment of consideration for the Transferred Asset, i.e. the completion of the Issuance to Party B.
the Transaction	Refers	Party A pays cash and CREG issues shares to Party B to acquire 100% ownership of the target company according to the Agreement.

Transaction Price	Refers	Price for acquiring the Transferred Asset by Party A
Share Payment	Refers	Shares issued by CREG to Party B for Party A’s acquisition of the Transferred Asset
CREG	Refers	Party A’s parent company which owns 100% of Party A, China Recycling Energy Corporation, a U.S. NASDAQ listed company with trading symbol：CREG
Common Stock	Refers	Common stock of CREG listed on NASDAQ Capital Market
Preferred Shares	Refers	Series A convertible preferred stock of CREG
Closing Date	Refers	The date of the completion of the material alteration of controller
Transition Period	Refers	Period from Appraisal Base Day (excluding) to the Closing Date (including)
Incorporation Documents	Refers	The articles of association, business license, approval certificate, shareholder agreement, or equivalent management or organizational documents of each party.
Applicable Laws	Refers

Applicable laws, regulations, decisions, orders, local regulations, autonomous regulations and separate regulations, the state council administrative rules and local government rules and regulations, and other forms of legally effective normative documents which are enforceable upon the either party for the purpose of the agreement.

SEC	Refers	Securities and Exchange Commission of the United States
Securities Regulations	Refers	U.S. securities laws and related laws and regulations
Business Day	Refers	The days other than holidays and Saturdays & Sundays
Yuan	Refers	RMB

2. Transferred Asset, Transaction Price and Payment Method

2.1 The Transferred Asset of the transaction is the 100% equity ownership of the target company owned by Party B.

2.2. After negotiation, the parties eventually determined the total value of the target company is RMB 1.95 billion and accordingly determined the Transaction Price of Transferred Asset is RMB 1.95 billion.

2.3. Payment Method

2.3.1 Party A purchases the Transferred Asset by paying in cash and issuing CREG shares to Party B, including:

Cash payment: RMB 1,617,867,026;

Shares payment: RMB 332,132,974;

CREG will issue 619,525 common shares and 60,000,000 shares of Series A convertible preferred stock of CREG to Party B at a price of $4.37 per share in accordance with Clause 2.3.2 hereof;

The exchange rate between U.S. dollars and RMB is 1:6.55;

2.3.2. The issuance of CREG shares as provided in section 2.3.1 shall be subject to the approval by the Board of Directors and/or Shareholder Meeting of CREG as well as NASDAQ for issuance of these preferred stock pursuant to the Agreement. The shares of CREG stipulated in section 2.3.1 shall be issued within 15 business days after the approval by CREG Board of Directors and/or Shareholder Meeting as well as NASDAQ.

2.4. Payment Schedule

2.4.1. Cash Payment Schedule

2.4.1.1 Party A will pay RMB 390 million to Party B’s designated account in the following manner within 10 working days after the agreement comes into force;

Payee	First Cash Installment (RMB)
Zheng Feng	163,800,000
Yinhua Zhang	156,000,000
Weidong Xu	70,200,000
Total	390,000,000

2.4.1.2 Party A will pay RMB 300 million to Party B’s designated account in the following manner by March 31, 2021;

Payee	Second Cash Installment (RMB)
Zheng Feng	126,000,000
Yinhua Zhang	120,000,000
Weidong Xu	54,000,000
Total	300,000,000

2.4.1.3 Party A will pay RMB 927,867,026 to Party B’s designated account in the following manner within 10 working days after the completion of the administration registration of the change in shareholders of Party C.

Payee	Third Cash Installment (RMB)
Zheng Feng	389,704,151
Yinhua Zhang	371,146,810
Weidong Xu	167,016,065
Total	927,867,026

2.4.2. CREG shall issue the shares according to the section 2.3.2 of the Agreement within 15 business days after obtaining all indispensable approvals.

3. Shares Issuance and Subscription

3.1. Shares Issuance and Receiving Party

Party A’s parent company, CREG, shall issue the common stock and Series A convertible preferred shares of CREG to Party B in a non-public offering.

3.2. The Type of Shares, Par Value and Issuance Price of the Shares

Common stock of CREG, par value of $0.001, at issuance price of $4.37 per share.

Series A convertible preferred shares of CREG, par value of $0.001, conversion price of $8.00 per share

3.3. Number of Shares to Be Issued

The total shares to be issued to Party B is 6,619,525 shares including 619,525 shares of common stock and 6,000,000 shares of the Series A convertible preferred stock of CREG in the following manner：

Shareholders	Common Stock	Preferred Stock
Zheng Feng	260,000	2,520,000
Yinhua Zhang	260,000	2,400,000
Weidong Xu	99,525	1,080,000
Total	619,525	6,000,000

3.4. Arrangement for the Preferred Shares

3.4.1 The series A preferred shares shall receive a 15% premium on a per share basis for any dividends declared and paid by CREG on its common stock if CREG has distributable profits and the Board of Directors of CREG approves the dividend distribution. The Board of Directors of CREG has the sole discretion to decide whether CREG will pay any dividends or reserve its profits for the company’s future development. The specific dividend distribution plan and related matters shall be determined by the Board.

3.4.2 The series A preferred shares have no voting rights prior to conversion into common stock and will have the same voting rights as common stock upon conversion;

3.4.3 In event of liquidation or dissolution/cancellation of CREG, the preferred shares shall have the priority over common stock.

3.4.4 The number of the outstanding series A preferred shares and their conversion price will be adjusted accordingly in the event of the stock split or reverse split of CREG.

3.4.5 The convertible mechanism of the series A preferred shares: when the closing price of the common stock is higher than the conversion price of the series A preferred shares for five consecutive trading days, 1) the preferred shares can be converted to common stock on an 1:1 basis. However, the conversion rights can only be exercised to the extent that, after giving effect to the issuance of common stock after such conversion, the Party B would beneficially own less than Mr. Guohua Ku, the largest shareholder of Party A, (including their common stock and preferred stock to be converted into common stock); 2) If the pre-conversion of series A preferred stock will cause the holders of the series A preferred stock to hold more common shares than the largest shareholder of Party A, the largest shareholder of Party A shall have the preemptive right to purchase 51% of the excess portion at the conversion price, after which the preferred stock may still be converted into common stock at A ratio of 1:1.

3.4.6 Party B shall cooperate with Party A to timely disclose their shareholding positions and share changes in accordance with the rules and regulations of the SEC.

4. Lock-up of the Shares

4.1. Upon completion of the Insurance pursuant to the Agreement, the shares acquired by Party B should in compliance with following lock-up requirements:

4.2 Lock-ups required by the laws, regulations, rules related to share lock-ups and related requirements by the U.S. Securities Regulations.

4.3 The shares may not be transferred before the lock-up period expires. Any transfers after the lock-up period shall be conducted according to valid laws and regulations and rules of NASDAQ Stock Exchange.

4.4 Party A and Party B shall timely cooperate to handle relevant legal procedures for share lock up and unlock according to laws and regulations.

5. Corporate Governance

5.1 After the completion of this transaction, Party C shall be a controlling subsidiary of Party A, and Party A shall manage Party C in accordance with the requirements of the Securities and Exchange Commission of the United States of America and Party A's articles of association, related transaction management measures, controlling subsidiary management measures and other relevant systems.

5.2 Upon completion of the issuance of preferred shares by CREG, Party B shall, within 30 working days, complete the business registration and other necessary procedures for Party A to hold the 100% equity ownership of Party C. All parties further agree that upon completion of the administration registration, Party A shall have 100% wholly owned controlling interest in Party C

5.3 Upon execution of this agreement, the Board of Directors of Party C shall be composed of 3 directors and Party A shall have the right to nominate 3 directors, and all directors are appointed by the Shareholder Meeting.

5.4 Upon execution of this agreement, , the Board of Supervisors of Party C shall be composed of 3 supervisors. Party A shall have the right to nominate 3 supervisors, and all supervisors are appointed or replaced by the Shareholder Meeting.

5.5 After this agreement is signed, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Marketing Officer, Chief Sales Officer, the Chief Technical Officer of Party C shall be recommended, nominated by Party A and appointed by the Board of Directors of Party C.

5.6 After this agreement is signed, any principal executives of Party C shall sign the Non-compete Agreement for a period of 3 years since departure in the event of leaving the company.

6. Implementation and Completion of the Transaction

6.1. Party A and Party B shall complete the transaction within 60 working days after the Agreement comes into effect or upon the approval by the Board of Directors and/or the shareholders of CREG in section 2.3, which ever come later. The specific effective conditions shall be subject to provisions of section 14 hereof.

6.2. Party B and Party C shall cooperate with Party A to complete the relevant procedures for the registration changes with the industrial and commercial administrative department after the closing of the Transferred Asset.

6.3. After this Agreement is signed, Party B and Party C shall cooperate with Party A and CREG's auditors to complete the relevant auditing and reporting procedures and assist Party A and CREG to fulfill the disclosure requirements of the U.S. listed company.

6.4. Party A and CREG shall be responsible for completing all the relevant listing procedures of the shares issued to Party B on the NASDAQ stock exchange. The shares shall be registered under Party B's names. Party B shall cooperate with Party A to complete the listing procedures at the stock exchanges and provide necessary documents.

7. Arrangement of Profit and Loss During Transition Period

7.1. During the Transition Period, Party B shall urge the Target Company to conduct its business and operation as usual.

7.2. During the Transition Period, within his shareholder's rights, Party B shall object to the decision of the Target Company which will have material adverse effect on its continuous operation.

7.3. During the Transition Period, if the Target Company intends to carry out major asset disposal, Party B shall solicit written opinions from Party A before exercising its rights of shareholders. If Party A does not agree, Party B shall object to such matters within his shareholder’s rights that he may exercise.

7.4. During the Transition Period, if the Target Company intends to make profit distribution, Party B shall solicit written opinions from Party A before exercising his rights of shareholders. If Party A does not agree, Party B shall object to such matters within his shareholder's rights that it may exercise. If the Target Company makes profit distribution in cash during the Transition Period, both parties agree to adjust the Transaction Price accordingly.

7.5. Party A may request an audit of the Target Company in suitable time to determine the profit and loss of the Transferred Asset for the period between the Base Date of Appraisal and the Closing Date. From Base Date of Appraisal to the Closing Date, if the Target Company generates profits or its net assets increase due to other reasons, such profits/increases shall belong to Party A; If the Target Company suffers a loss or reduces its net assets due to other reasons, Party B shall pay Party A in cash to make up for such loss or reduces of net assets in proportion to the percentage of equity ownership of Party B in the Target Company before the Closing Date, within 10 working days after the issuance of the audit report.

8. Credit and Debt and Personnel

8.1. This transaction is to acquire equity interest of the Target Company owned by Party B, which does not involve the settlement of debt and credit. The debt and credit that are owned and assumed by the Target Company shall still be owned and assumed by the Target Company after the Closing Date.

8.2. The transaction is to acquire equity interest of the Target Company owned by Party B, and therefore it does not involve any employee placement issues.

8.3. Party B and Party C guarantee that within three years after the acquisition, senior executives of Party C shall not leave their jobs without written consent of Party A. If Party A agrees with their resignation, an Engagement Prohibition Agreement shall be signed with Party A.

9. Representations and Warranties of the Parties

9.1. Representation and Warranties of Party A.

9.1.1. Party A is a legally established and valid existing enterprise, has the legal qualification to sign and perform the obligations under this Agreement, and has obtained the authorization or approval required at this stage. The shares of CREG, a NASDAQ-listed company will be issued only after approval by the shareholders of CREG. This Agreement reflects the true intent and desires of Party A.

9.1.2. The execution and performance of this Agreement by Party A will not result in Party A's violation of relevant laws, regulations, rules and Party A's organizational documents, nor will it conflict to Party A's previously signed agreements or any representations, statements, promises or guarantees made by Party A to any third parties.

9.1.3. Party A has not committed any major illegal acts in the past three years, nor it has any major litigation, arbitration or administrative penalty and contingent liabilities, which may hinder or affect the transaction.

9.1.4. Party A shall properly handle with Party B any matters not covered in this Agreement in accordance with relevant laws, regulations and rules during the execution and performance of this Agreement.

9.1.5. After the Agreement takes effect, Party A shall pay the Transaction Price to Party B pursuant to the section 3 of this Agreement.

9.2. Representation and Warranties of Party B

9.2.1. Party B has the legal qualification to sign and perform the obligations under this Agreement, and has obtained the necessary authorization or approval at this stage. This Agreement reflects the true intent and desires of Party B.

9.2.2. The execution and performance of this Agreement by Party B will not result in Party B's violation of relevant laws, regulations, rules and Party B's organizational documents, nor will it conflict to Party B's previously signed agreements or any representations, statements, promises or guarantees made by Party B to any third parties.

9.2.3. Party B has made his capital contribution to the Target Company according to the organizational documents of the Target Company. Party B warrants that it has lawful and complete ownership of the Transferred Asset, which does not have any pledge, guarantee, trust or other third party interests.

9.2.4. Party B does not have any major illegal act, lawsuit, arbitration, administrative penalty or liabilities which may impede or affect the transaction.

9.2.5. If any third party raises any objection or claim on the ownership or right of disposal of the Transferred Asset due to the facts before the Closing Date, Party B shall assume and be responsible for the claims. If Party A suffers any loss due to any objection or claim, Party B shall compensate Party A in full amount after determination of such losses according to law.

9.2.6. The Target Company is a company legally established and validly existing in accordance with the laws of China, which has the qualification to engage in the business as described in its business license and articles of incorporation, and is now in the normal operation.

9.2.7. The financial statements of the Target Company objectively, impartially and truthfully reflect its operating performance and assets and liabilities. In addition to the liabilities disclosed to Party A before signing this agreement, Target Company does not have any other major unknown liabilities, contingent liabilities, undisclosed lawsuit or litigation or other issues which may injure shareholders interests of the Target Company. If there is any such contingent liabilities, Party B shall assume the joint liabilities to Party A in proportion to his ownership of the Target Company and Transaction Price

9.2.8. The Target Company has paid social security for its employees according to national regulations. If any employee claims to the Target Company due to existing labor disputes before the Closing Date, Party B shall assume the joint liabilities to Party A in proportion to his ownership of the Target Company.

9.2.9. During the Transition Period, Party B guarantees that in normal business activities, the Target Company will operate and manage in accordance with the usual and legal methods.

9.2.10. Party B has provided Party A with true written documents or materials required for signing this Agreement, which are free from any form of false and misleading statements and material omissions.

9.2.11. Party B shall, in accordance with relevant laws, regulations and rules, properly handle with Party A any matters not covered in this Agreement during the execution and performance of this Agreement.

9.2.12. Party B confirm that they are Chinese citizens. They understand and confirm that the CREG shares that they shall acquire are not registered with the SEC but are issued under the relevant exemption as a foreign investor under the securities law, and Party B undertake to hold and transfer CREG shares in accordance with the Securities Regulations. Party B confirm that they invest in CREG shares for themselves, not for or on behalf of any third party.

9.2.13. Party B confirms that he has reviewed the report and filings of CREG to the SEC and has the opportunity to review other relevant information and materials of CREG. Party B confirms that it has voluntarily invested in the shares of CREG and bears the risk of all relevant investment into such stock.

10. Confidentiality

Any party shall not disclose the content of this Agreement to any third party without the consent of the other party and each party should keep the business information of the other party confidential, unless required for disclosure to comply with Chinese or U.S. laws and regulations, or disclosed to the respective consultants of each party (such party shall ensure that its consultants will perform the same confidentiality obligations to the confidential information) or the contents of which have been public knowledge not due to violation of this Agreement.

11. Assumption of Taxes and Fees

All costs and expenses incurred as a result of this Agreement and the transaction (including but not limited to services and expenses of counsel and financial advisors) shall be borne by the party that incurred them, whether or not the transaction is completed.

All taxes arising from the transaction shall be dealt with in accordance with laws and regulations. In cases that regulation is not clear, the parties shall assume the tax equally.

12. Responsibility for Breach of the Agreement

12.1. The parties shall voluntarily perform this Agreement in good faith.

12.2. Either party shall indemnify the other party for all losses, claims and expenses incurred by the other party as a result of its breach of this Agreement or any representations or warranties hereunder.

13. Applicable Law and Dispute Resolution

13.1. This Agreement shall be governed by and construed in accordance with the relevant laws and regulations of the People's Republic of China.

13.2. All disputes between the parties in the performance of this Agreement shall be settled through friendly negotiation. If no agreement can be reached through negotiation, each party has the right to file a lawsuit with the people's court in the place where the defendant is located.

14. Effectiveness and Termination of the Agreement

14.1. This Agreement shall come into force upon execution by the legal representative or authorized representative of each party, and shall complete the transaction upon meeting all of the following conditions, and at the same time, Party A shall enjoy all lawful rights and interests as a shareholder of Party C, including the consolidation of Party C's financial statements in accordance with US GAAP.

14.1.1 The shareholder/shareholders' meeting of the target company agrees to the transfer of the transferred asset;

14.1.2. The board of directors of Party A and the Board and/or Shareholders of CREG approve the transaction in accordance with law;

14.1.3. NASDAQ Stock Exchange has approved the issuance of CREG shares;

14.2. This Agreement shall terminate or be terminated for the following reasons:

14.2.1. If any force majeure, such as government expropriation, requisition, strike, riot, earthquake and other natural disasters, the unforeseeable, unavoidable and insurmountable objective circumstance, caused the failure of the performance of this Agreement, this agreement shall be terminated upon written confirmation by the parties.

14.2.2. The parties terminate this Agreement by consensus.

14.3 The termination of this Agreement shall not affect the non-breaching party's rights to pursue breaching party’s liabilities for breach of contract.

15. Others

15.1. The parties hereto shall, in strict accordance with the relevant Chinese laws, regulations and rules, perform the relevant information disclosure obligations hereunder.

15.2. Neither party shall assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other party.

15.3. If any provision or part of the provisions of this Agreement is deemed to be invalid by the court or arbitration institution or any institution with jurisdiction, the other provisions and contents of this Agreement are still valid. The parties should still fulfill the Agreement according to the general principles of this Agreement. Any invalid or without effect terms of the Agreement may be replaced by effective alternatives which can most reflect the parties’ intentions when the Agreement is signed by the parties or the parties can sign supplement agreement.

15.4. This Agreement may be amended or modified in a signed document by the parties.

15.5. The term "this Agreement" shall mean the whole of this Agreement and not any particular clause, annex or other part of this Agreement. The headings of the terms and annexes are for convenience of reference only and shall not affect or limit the meaning or interpretation of the terms of this Agreement.

15.6. Any reference to "party" shall mean either party hereto; when referring to "parties", means the each party of this Agreement.

15.7. This Agreement is made in fourteen counterparts, each party shall hold two counterparts, and the remaining copies shall be reserved for the purpose of reporting the approval and registration authorities related to this transaction, each of which shall have the same legal effect.

(No Text Below)

Party A：Shanghai TCH Energy Technology Co., Ltd.

Legal Representative:

Party B1：Zheng Feng

Party B2：Yinhua Zhang

Party B3：Weidong Xu

Party C：Xi’an Taiying Energy Saving Technology Co., Ltd.

Legal Representative: